   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 26, 2003

                                                     REGISTRATION NO. 333-102027
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549

                       POST-EFFECTIVE AMENDMENT NO. 1 TO

                                    FORM F-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               HSBC HOLDINGS PLC
             (Exact name of Registrant as specified in its charter)

                             ---------------------

        ENGLAND AND WALES                         6035                            98-0209906
 (State or other jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
  incorporation or organization)      Classification Code Number)            Identification No.)

                             ---------------------

                  8 CANADA SQUARE                                 PHILIP S. TOOHEY, ESQ.
                  LONDON E14 5HQ                                       HSBC BANK USA
                      ENGLAND                                         ONE HSBC CENTER
          TEL. NO.: (011-44-20) 7991-8888                         BUFFALO, NEW YORK 14203
         (Address, including zip code, and                       TEL. NO.: (716) 841-2473
     telephone number, including area code, of              (Name, address and telephone number
     registrant's principal executive offices)                     of agent for service)

                  PLEASE SEND COPIES OF ALL COMMUNICATIONS TO:

  EDWARD F. GREENE, ESQ.     VICTOR I. LEWKOW, ESQ.     KENNETH H. ROBIN, ESQ.    EDWARD D. HERLIHY, ESQ.
    CLEARY, GOTTLIEB,          PAUL J. SHIM, ESQ.        JOHN W. BLENKE, ESQ.     CRAIG M. WASSERMAN, ESQ.
     STEEN & HAMILTON          CLEARY, GOTTLIEB,       HOUSEHOLD INTERNATIONAL,      WACHTELL, LIPTON,
   55 BASINGHALL STREET         STEEN & HAMILTON                 INC.                   ROSEN & KATZ
     LONDON EC2V 5EH           ONE LIBERTY PLAZA          2700 SANDERS ROAD         51 WEST 52ND STREET
         ENGLAND               NEW YORK, NY 10006     PROSPECT HEIGHTS, IL 60070     NEW YORK, NY 10019
  (011-44-20) 7614-2200          (212) 225-2000             (847) 564-5000             (212) 403-1000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As promptly as practicable after the effective date of this Registration Statement and all other conditions to the merger described in this Registration Statement have been satisfied or waived.

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number for the same offering.
  [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X]

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES

     (a) Exhibits

NUMBER
------
 2       Agreement and Plan of Merger among HSBC, Household and H2
         Acquisition Corporation, dated as of November 14, 2002
         (included as Annex A to the proxy statement/prospectus which is a part of this Registration Statement).
 3(i)    Memorandum and Articles of Association of HSBC (incorporated herein by reference to Exhibit 3 to HSBC's Registration
         Statement on Form F-3/A (No. 333-92024)).
 4.1     Form of Deposit Agreement among HSBC, The Bank of New York, as depositary, and holders and beneficial owners from time to time of ADRs issued thereunder, including the form of ADR
         (incorporated herein by reference to Exhibit A-2 to HSBC's
         Registration Statement on Form F-6 (No. 333-13296)).
 5*      Opinion of Norton Rose, English solicitors to HSBC, as to
         the validity of the shares.
 8.1*    Opinion of Cleary, Gottlieb, Steen & Hamilton, U.S. counsel to HSBC, as to material U.S. federal tax matters.
 8.2*    Opinion of Wachtell, Lipton, Rosen & Katz, U.S. counsel to
         Household, as to material U.S. federal tax matters.
15.1*    Letter re: unaudited interim financials from KPMG Audit Plc.
15.2*    Letter re: unaudited interim financials from KPMG LLP.
21       Subsidiaries of HSBC (incorporated herein by reference to
         Exhibit 8 to HSBC's Annual Report on Form 20-F/A for the
         year ended December 31, 2001).
23.1     Consent of Cleary, Gottlieb, Steen & Hamilton (included in
         Exhibit 8.1 above).
23.2     Consent of Wachtell, Lipton, Rosen & Katz (included in
         Exhibit 8.2 above).
23.3*    Consent of KPMG Audit Plc.
23.4*    Consent of KPMG LLP.
23.5     Consent of Norton Rose (included in Exhibit 5 above).
24       Powers of Attorney (set forth on the signature page to this
         Registration Statement on Form F-4 (No. 333-102027) as filed on December 20, 2002).
99.1     Opinion of Goldman, Sachs & Co. (included as Annex B to the proxy statement/prospectus which is part of this
         Registration Statement).
99.2     Opinion of Keefe, Bruyette & Woods, Inc. (included as Annex
         C to the proxy statement/prospectus which is part of this
         Registration Statement).
99.3*    Consent of Goldman, Sachs & Co.
99.4*    Consent of Keefe, Bruyette & Woods, Inc.
99.5*    Consent of William F. Aldinger
99.6*    Form of Household proxy card.
99.7+    Summary Particulars.

---------------
* Previously filed.

+ Filed herewith

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, HSBC HOLDINGS PLC HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED, IN LONDON, ENGLAND, ON FEBRUARY 26, 2003.

                                          HSBC HOLDINGS PLC

                                          By:         /s/ D J FLINT
                                            ------------------------------------
                                            Name: D J Flint
                                            Title:   Group Finance Director

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON FEBRUARY 26, 2003.

                                          By:                  *
                                            ------------------------------------
                                            Name: Sir John Bond
                                            Title:   Group Chairman and Director

                                          By:                  *
                                            ------------------------------------
                                            Name: The Baroness Dunn, DBE
                                            Title:   Deputy Chairman and senior
                                                     non-executive Director

                                          By:                  *
                                            ------------------------------------
                                            Name: Sir Brian Moffat, OBE
                                            Title:   Deputy Chairman and senior
                                                     independent non-executive
                                                     Director

                                          By:                  *
                                            ------------------------------------
                                            Name: Sir Keith Whitson
                                            Title:   Group Chief Executive and
                                                     Director

                                          By:                  *
                                              ----------------------------------
                                            Name: D J Flint
                                            Title:   Group Finance Director and
                                                     Director

                                          By:                  *
                                            ------------------------------------
                                            Name: The Lord Butler, GCB, CVO
                                            Title:   Director

                                          By:                  *
                                            ------------------------------------
                                            Name: R K F Ch'ien, CBE
                                            Title:   Director

                                          By:                  *
                                            ------------------------------------
                                            Name: C F W de Croisset
                                            Title:   Director

                                          By:                  *
                                            ------------------------------------
                                            Name: W R P Dalton
                                            Title:   Director

                                          By:                  *
                                            ------------------------------------
                                            Name: D G Eldon
                                            Title:   Director

                                          By:                  *
                                            ------------------------------------
                                            Name: W K L Fung, OBE
                                            Title:   Director

                                          By:                  *
                                              ----------------------------------
                                            Name: S K Green
                                            Title:   Director

                                          By:                  *
                                            ------------------------------------
                                            Name: S Hintze
                                            Title:   Director

                                          By:                  *
                                            ------------------------------------
                                            Name: A W Jebson
                                            Title:   Director

                                          By:                  *
                                            ------------------------------------
                                            Name: Sir John Kemp-Welch
                                            Title:   Director

                                          By:                  *
                                            ------------------------------------
                                            Name: The Lord Marshall
                                            Title:   Director

                                          By:                  *
                                            ------------------------------------
                                            Name: Sir Mark Moody-Stuart, KCMG
                                            Title:   Director

                                          By:                  *
                                            ------------------------------------
                                            Name: S W Newton
                                            Title:   Director

                                          By:                  *
                                              ----------------------------------
                                            Name: H Sohmen, OBE
                                            Title:   Director

                                          By:                  *
                                            ------------------------------------
                                            Name: C S Taylor
                                            Title:   Director

                                          By:                  *
                                            ------------------------------------
                                            Name: Sir Brian Williamson, CBE
                                            Title:   Director

*By: /s/ D J FLINT
     ---------------------------------------------------------
     Name: D J Flint
     Title:   Attorney-in-fact

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 2        Agreement and Plan of Merger among HSBC, Household and H2
          Acquisition Corporation, dated as of November 14, 2002
          (included as Annex A to the proxy statement/prospectus which is a part of this Registration Statement).
 3(i)     Memorandum and Articles of Association of HSBC (incorporated herein by reference to Exhibit 3 to HSBC's Registration
          Statement on Form F-3/A (No. 333-92024)).
 4.1      Form of Deposit Agreement among HSBC, The Bank of New York, as depositary, and holders and beneficial owners from time to time of ADRs issued thereunder, including the form of ADR
          (incorporated herein by reference to Exhibit A-2 to HSBC's
          Registration Statement on Form F-6 (No. 333-13296)).
 5*       Opinion of Norton Rose, English solicitors to HSBC, as to
          the validity of the shares.
 8.1*     Opinion of Cleary, Gottlieb, Steen & Hamilton, U.S. counsel to HSBC, as to material U.S. federal tax matters.
 8.2*     Opinion of Wachtell, Lipton, Rosen & Katz, U.S. counsel to
          Household, as to material U.S. federal tax matters.
15.1*     Letter re: unaudited interim financials from KPMG Audit Plc.
15.2*     Letter re: unaudited interim financials from KPMG LLP.
21        Subsidiaries of HSBC (incorporated herein by reference to
          Exhibit 8 to HSBC's Annual Report on Form 20-F/A for the
          year ended December 31, 2001.)
23.1      Consent of Cleary, Gottlieb, Steen & Hamilton (included in
          Exhibit 8.1 above).
23.2      Consent of Wachtell, Lipton, Rosen & Katz (included in
          Exhibit 8.2 above).
23.3*     Consent of KPMG Audit Plc.
23.4*     Consent of KPMG LLP.
23.5      Consent of Norton Rose (included in Exhibit 5 above).
24        Powers of Attorney (set forth on the signature page to the
          Registration Statement on Form F-4 (No. 333-102027) as filed on December 20, 2002).
99.1      Opinion of Goldman, Sachs & Co. (included as Annex B to the proxy statement/prospectus which is part of this
          Registration Statement).
99.2      Opinion of Keefe, Bruyette & Woods, Inc. (included as Annex
          C to the proxy statement/prospectus which is part of this
          Registration Statement).
99.3*     Consent of Goldman, Sachs & Co.
99.4*     Consent of Keefe, Bruyette & Woods, Inc.
99.5*     Consent of William F. Aldinger
99.6*     Form of Household proxy card.
99.7+     Summary Particulars.

---------------
* Previously filed.

+ Filed herewith